Exhibit (h)(1)(b)

AMENDMENT

TO

ADMINISTRATION AGREEMENT

This Amendment (the “Amendment”) is made as of December 4, 2009 to the Administration Agreement dated October 1, 2007, as amended as of December 26, 2008 (jointly the “Agreement”) by and between The Japan Fund, Inc. (now known as “Nomura Partners Funds, Inc.”) (the “Company”) and State Street Bank and Trust Company, a Massachusetts trust company (“State Street”).

WHEREAS, pursuant to the Agreement State Street prepares and mails Code of Ethics forms for disinterested members of the Company’s Board of Directors and certain officers of the Company, including a review of returned forms against portfolio holdings, and provides reports to the Board (the “Services”); and

WHEREAS, the Company has agreed to engage Foreside Compliance Services LLC to provide the Services and other services relating to Code of Ethics compliance monitoring;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1. Sub-paragraph s of Section 5 of the Agreement entitled “Administration Services” is hereby deleted in its entirey and the word “Reserved” is substituted therefor;

2. Schedule A. Schedule A to the Agreement is deleted and replaced in its entirety and superseded by the revised Schedule A attached hereto;

3. Fees. The parties acknowledge that they have agreed to a revised separate fee schedule to be effective as of [date] as permitted by Section 6 of the Agreement;

4. Counterparts. This Amendment may be executed by the parties hereto on any number of counterparts, and all of said counterpats taken together shall be deemed to consitute on and the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized representative(s) as of the date first written above.

NOMURA PARTNERS FUNDS, INC.		STATE STREET BANK AND TRUST COMPANY
ON BEHALF OF EACH OF ITS
SERIES SEVERALLY AND NOT
JOINTLY

By:	/s/ William L. Givens	By:	/s/ Gary French
Name:	William L. Givens	Name:	Gary French
Title:	Chief Executive Officer	Title:	Senior Vice President

SCHEDULE A

as of June 2009

Listing of Investment Funds

1. The Japan Fund (S, A, C, I classes)

2. Asia Pacific ex Japan Fund (A, C, I classes)

3. India Fund (A, C, I classes)

4. Greater China Fund (A, C, I classes)

5. Global Equity Income Fund (A, C, I classes)

6. Global Emerging Markets Fund (A, C, I classes)

7. Global Alpha Equity Fund (A, C, I classes)

8. International Growth Equity Fund (A, C, I classes)

9. International Equity Fund (A, C, I classes)